Release: Immediate September 6, 2016

CP appoints new directors to Board; announces resignation of Bill Ackman

Calgary, AB – Canadian Pacific Railway Limited (TSX: CP) (NYSE: CP) today announced changes to its Board of Directors, including the appointment of Jill Denham and William R. Fatt, and the resignation of Bill Ackman, effective immediately.

“Bill has been instrumental in CP’s turnaround and his leadership will be missed at the board level,” said Andrew F. Reardon, Chairman of the Board. “His experience, energy, commitment and knowledge served the board well over the last four years and positions CP well for the future. And with our focus on the future, we have added two new individuals who will bring a great deal of knowledge and passion to their roles.”

Mr. Ackman, who was a member of the Finance and Corporate Governance and Nominating Committees, joined the board in 2012.

“I have enjoyed working with Bill from day one,” said E. Hunter Harrison, CP Chief Executive Officer. “He saw an opportunity at CP, worked hard to bring me in to the fold, and delivered for shareholders and the board. Over the last four years we have built a better CP and that model remains in place to continue to deliver not just for shareholders, but for customers and employees. We thank Bill for everything he has done and wish him well in the future.”
Mr. Ackman led the successful effort to install new board members and new management at CP in 2012 when the company was the worst-performing Class 1 railroad in North America. Since that time, CP has generated more than $14 billion in shareholder value and its share price has outperformed the S&P/TSX Composite by 120 percent through the end of 2015.

During Mr. Ackman’s tenure on the board, CP transformed from railroading’s biggest laggard to one of the industry’s very best.

“I am proud to have served alongside so many passionate and diligent board members, and to have worked with management and the entire CP team on one of the most successful turnarounds in North American corporate history,” Mr. Ackman said. “I am confident that with CP’s superb management and strong governance, it will extend its remarkable track record into the future.”

Ms. Denham joins the CP board after a career spent in senior roles in the financial services industry. She was the Vice Chair Retail Markets at CIBC from 2001 through 2005 and the Managing Director Head of Commercial Banking and E-Commerce at the bank from 1999 to 2001. Prior to that, Ms. Denham served CIBC overseas in London, UK as the Managing Director Head from 1995. She entered the financial services industry in 1983.

Ms. Denham currently serves as Chair of the Board at Morneau Sheppell and at Munich Reinsurance Canada. She is also a board member at National Bank of Canada and Kinaxis Inc.

Mr. Fatt joins the CP board after serving as the Chairman and CEO of FRHI Hotels & Resorts from 1998 through July 2016. Prior to becoming CEO at FRHI, which was created from the merger of Fairmont Hotels & Resorts and Raffles Hotels & Resorts in 2006, Mr. Fatt was the CFO at Canadian Pacific Ltd. - the parent company of Fairmont’s predecessor, Canadian Pacific Hotels as well as CP’s operating company, Canadian Pacific Railway Co.

Mr. Fatt currently sits on the board of the Jim Pattison Group and the Bank of Nova Scotia. Previously, he had served on the boards of Cadillac Fairview Corp., EnCana Corp., SunLife Financial Inc. and Enbridge Inc.

“The diverse experience and expertise these individuals bring to the CP board will have an immediate constructive impact,” Mr. Reardon said. “They are committed to building on the successes and hard work of the past five years, which have positioned CP as an industry leader now and in the years to come.”

Note on forward-looking information
This news release contains certain forward-looking information within the meaning of applicable securities laws relating, but not limited to, our operations, priorities and plans, anticipated financial performance, business prospects, planned capital expenditures, programs and strategies. This forward-looking information also includes, but is not limited to, statements concerning expectations, beliefs, plans, goals, objectives, assumptions and statements about possible future events, conditions, and results of operations or performance. Forward-looking information may contain statements with words or headings such as “financial expectations”, “key assumptions”, “anticipate”, “believe”, “expect”, “plan”, “will”, “outlook”, “should” or similar words suggesting future outcomes.

Undue reliance should not be placed on forward-looking information as actual results may differ materially from the forward-looking information. Forward-looking information is not a guarantee of future performance. By its nature, CP's forward-looking information involves numerous assumptions, inherent risks and uncertainties that could cause actual results to differ materially from the forward looking information, including but not limited to the following factors: changes in business strategies; general North American and global economic, credit and business conditions; risks in agricultural production such as weather conditions and insect populations; the availability and price of energy commodities; the effects of competition and pricing pressures; industry capacity; shifts in market demand; changes in commodity prices; uncertainty surrounding timing and volumes of commodities being shipped via CP; inflation; changes in laws and regulations, including regulation of rates; changes in taxes and tax rates; potential increases in maintenance and operating costs; uncertainties of investigations, proceedings or other types of claims and litigation; labour disputes; risks and liabilities arising from derailments; transportation of dangerous goods; timing of completion of capital and maintenance projects; currency and interest rate fluctuations; effects of changes in market conditions and discount rates on the financial position of pension plans and investments; and various events that could disrupt operations, including severe weather, droughts, floods, avalanches and earthquakes as well as security threats and governmental response to them, and technological changes. The foregoing list of factors is not exhaustive. These and other factors are detailed from time to time in reports filed by CP with securities regulators in Canada and the United States. Reference should be made to "Item 1A - Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Information" in CP's annual and interim reports on Form 10-K and 10- Q. Readers are cautioned not to place undue reliance on forward-looking information. Forward looking information is based on current expectations, estimates and projections and it is possible that predictions, forecasts, projections, and other forms of forward-looking information will not be achieved by CP. Except as required by law, CP undertakes no obligation to update publicly or otherwise revise any forward-looking information, whether as a result of new information, future events or otherwise.

About Canadian Pacific
Canadian Pacific (TSX:CP)(NYSE:CP) is a transcontinental railway in Canada and the United States with direct links to eight major ports, including Vancouver and Montreal, providing North American customers a competitive rail service with access to key markets in every corner of the globe. CP is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpr.ca to see the rail advantages of Canadian Pacific.

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Nadeem Velani
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